Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Equity Trust

We consent to the use of our reports dated November 13, 2014 with respect to the financial statements of ClearBridge All Cap Value Fund, ClearBridge Small Cap Value Fund and ClearBridge International Small Cap Fund, each a series of the Legg Mason Partners Equity Trust, as of September 30, 2014, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

January 20, 2015